Exhibit 99.1

Supermicro® Provides Update on Nasdaq Listing and SEC Filings

SAN JOSE, Calif.-August 21, 2018 (BUSINESS WIRE)-- Super Micro Computer, Inc. (NASDAQ:SMCI) (the “Company”), a global leader in high performance, high-efficiency server, storage technology and green computing, today announced that the Company has notified The Nasdaq Stock Market Hearings Panel (the “Panel”) that the Company will be unable to meet the Panel’s August 24, 2018 deadline to regain compliance with The Nasdaq Stock Market (“Nasdaq”) Rule 5250(c)(1) because the Company will not be able to complete and file its Annual Report on Form 10-K for its fiscal year ended June 30, 2017 (the “2017 Form 10-K”) and its Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 2017, December 31, 2017 and March 31, 2018 (collectively with the 2017 Form 10-K, the “Delinquent Reports”) with the Securities and Exchange Commission (“SEC”) by such date.

As previously disclosed, by decision dated May 9, 2018, the Panel granted the Company’s request to continue its listing on Nasdaq’s Global Select Market through August 24, 2018, subject to the condition that the Company become current with its SEC filings by that date and informs the Panel the Company is current with such filings.

While the Company has made significant progress toward completing the necessary accounting review processes, it has determined that the Delinquent Reports will not be filed with the SEC by August 24, 2018.

The Company is currently in the process of preparing its financial statements in light of the results of the Audit Committee investigation and other ongoing testing. A significant number of transactions remain to be reviewed. To date, none of the hundreds of reviewed transactions has involved revenue that could not ultimately be recognized, however, we have not concluded that a restatement to previously filed financial results is necessary. The Company’s cumulative cash flows have not been impacted by the findings of the investigation or other testing, although the expenses associated with the investigation and testing have been significant.

The delay primarily relates to the magnitude of work that the Company still must perform in order to review the Company's accounting judgments, estimates and records for transactions that occurred during fiscal years 2015 through 2017, as well as the Company’s assessment and conclusions on the effectiveness of its internal control over financial reporting during such periods, so that it can complete the financial statements for the 2017 Form 10-K. Although the Company has made substantial progress in these matters and committed extraordinary resources and personnel toward the effort, the amount of work is substantial and the additional testing required has taken longer than anticipated. The Company is committed to filing its Delinquent Reports as soon as practicable.

Charles Liang, Chairman and Chief Executive Officer commented, “Despite our substantial progress in these matters, we are very disappointed that we did not meet the filing deadline. We are strongly committed to completing our SEC filings as soon as possible. In addition, we continue to strengthen our internal accounting, audit and compliance functions. Additionally, our business performance remains strong and the Company continues to grow. We completed our 2018 fiscal year end with a healthy balance sheet at June 30, 2018 that includes total cash, cash equivalents and short term investments of $94.1 million and bank debt of $116.2 million.”

As a result of the updated timing, the Company expects that its common stock will soon be suspended from trading on Nasdaq’s Global Select Market and the Panel will begin delisting proceedings. If the Panel decides to delist the Company's common stock, the Company will evaluate all of its options, including filing an appeal to the Nasdaq Listing and Hearing Review Council.

Following a possible suspension of trading in the Company’s common stock on Nasdaq, the Company expects that its shares will be quoted over-the-counter on the OTC Markets. The Company intends to continue to work diligently toward completing its Delinquent Reports, regaining compliance with its SEC reporting obligations, and regaining its listing on Nasdaq or another national stock exchange as soon as practicable.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate to, among other things, the Company’s expectations related to the timing and filing of its SEC periodic reports, the actions of Nasdaq related to the suspension or delisting of its common stock, the Company’s ability to regain listing of its common stock on Nasdaq or another national stock exchange and the Company’s expectations related to its business performance, financial condition and results of operation. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties, including without limitation the identification of errors or adjustments in the ongoing accounting review and testing process, the impact of the delayed SEC report filings on the Company’s business, including its customers, suppliers, counterparties, and lenders, and the extent of any material weakness or significant deficiencies in the Company’s internal control over financial reporting. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our filings with the SEC, including those factors discussed under the caption "Risk Factors" in such filings.

About Super Micro Computer, Inc.

Supermicro® (NASDAQ: SMCI), the leading innovator in high-performance, high-efficiency server technology is a premier provider of advanced Server Building Block Solutions® for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro is committed to protecting the environment through its “We Keep IT Green®” initiative and provides customers with the most energy-efficient, environmentally-friendly solutions available on the market.
Supermicro, Server Building Block Solutions, and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc. All other brands, names and trademarks are the property of their respective owners.

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Super Micro Computer, Inc.
Perry G. Hayes, 408-895-6570
SVP, Investor Relations
PerryH@Supermicro.com